                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            __________________

                                   FORM 8-K
                            __________________


  Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange
                                  Act of 1934


     Date of report (Date of earliest event reported): September 27, 2000


                           EFFICIENT NETWORKS, INC.
       -------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                                   Delaware
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                (State or Other Jurisdiction of Incorporation)


           0-26473                                      75-2486865
       --------------------              ------------------------------------
  (Commission File Number)                (I.R.S. Employer Identification No.)


                                4849 Alpha Road
                               Dallas, TX 75244
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         (Address of principal executive offices, including zip code)


                                 972-852-1000
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             (Registrant's telephone number, including area code)

                                Not Applicable
       -------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5.  Other Events

        On September 27, 2000, Marquette Acquisition Corp., a Texas corporation ("Merger Sub"), which was a wholly-owned subsidiary of Efficient Networks, Inc., a Delaware corporation ("Efficient," "we" or the "Registrant"), was merged (the "Merger") with and into MultiMedia Development Corporation, a Texas corporation ("MMD"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated September 20, 2000 by and among Efficient, Merger Sub, MMD, and Barry McConachie and Duane Schrodt (the "Shareholders"). The description contained in this Item 5 of the transactions consummated pursuant to the terms and conditions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this Report as
Exhibit 99.1.

        In the Merger, the Registrant issued 2,442,910 shares of its common stock to the Shareholders in exchange for all the common stock of MMD. At the effective time of the Merger, Merger Sub ceased to exist and MMD, as the surviving corporation in the Merger, became a wholly-owned subsidiary of Efficient.

        The Merger was intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and is being accounted for as a pooling-of-interests.

        Attached as Appendix A to this current report on Form 8-K are the Registrant's audited consolidated financial statements as of June 30, 2000 and 1999 and for each of the years in the three-year period ended June 30, 2000, all of which have been restated to include the results of operations and financial position of MMD as if the two companies were combined as of the beginning of the earliest period presented. In addition, the Registrant has included the following, all of which have been restated to reflect the acquisition of MMD as of the beginning of the earliest period presented: the consolidated financial statement schedule for the three years ended June 30, 2000; selected consolidated financial data for the five years ended June 30, 2000; and management's discussion and analysis of consolidated financial condition and results of operations.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)     Exhibits

        The following Exhibits are filed as part of this report:

        23.1   Consent of KPMG LLP

        27.1   Financial Data Schedule

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            EFFICIENT NETWORKS, INC.

Date:  January 16, 2001

                                            By: /s/ Jill S. Manning
                                               ---------------------------------
                                               Jill S. Manning
                                               Vice President and
                                               Chief Financial Officer

 PAGE>

                                   Appendix A

                      Selected Consolidated Financial Data
                    (in thousands, except per shares data)

The following selected consolidated financial data should be read in conjunction with our Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" included elsewhere in this Form 8-K. The selected consolidated financial data has been restated to reflect the merger with MultiMedia Development Corporation, which has been accounted for as a pooling-of-interests. The statement of operations data for each of the years in the three-year period ended June 30, 2000, and the balance sheet data as of June 30, 2000 and 1999 is derived from our consolidated financial statements that have been included in this Form 8-K. The selected consolidated balance sheet data as of June 30, 1998, 1997 and 1996 and the consolidated statement of operations data for the years ended June 30, 1997 and 1996 is derived from consolidated financial statements that have not been included in this Form 8-K.

                                                                           Year ended June 30,
                                                       ----------------------------------------------------------
                                                         1996         1997        1998        1999         2000
                                                       --------    --------     --------    --------   ----------
                                                                      (in thousands, except per
                                                                         share information)
Consolidated  Statement of Operations Data:
Net revenues......................................     $  4,248    $  6,478     $  7,564    $ 18,870   $  206,948
Cost of revenues..................................        2,209       2,386        2,160      14,344      156,704
                                                       --------    --------     --------    --------   ----------
Gross profit......................................        2,039       4,092        5,404       4,526       50,244
                                                       --------    --------     --------    --------   ----------
Operating expenses:
   Sales and marketing............................        2,366       2,409        3,436       6,133       35,433
   Research and development.......................        4,027       5,256        7,861      11,858       29,924
   General and administrative.....................        1,082       1,245        1,641       1,993        9,384
   Stock option compensation......................          198         659        1,165       3,116        4,908
   Amortization  of and
     other intangible assets......................           --          --           --          --      100,431
   In-process research and
     development..................................           --          --           --          --        4,970
                                                       --------    --------     --------    --------   ----------
     Total operating expenses.....................        7,673       9,569       14,103      23,100      185,050
                                                       --------    --------     --------    --------   ----------
Loss from operations..............................       (5,634)     (5,477)      (8,699)    (18,574)    (134,806)
Interest and other income (expense),
   net............................................          179         150          161      (7,847)       4,275
                                                       --------    --------     --------    --------   ----------
Net loss..........................................     $ (5,455)   $ (5,327)    $ (8,538)   $(26,421)   $(130,531)
                                                       ========    ========     ========    ========   ==========
Basic and  diluted net loss per share
   (1)............................................     $  (1.03)   $  (0.97)    $  (1.50)   $  (4.23)  $    (2.90)
                                                       ========    ========     ========    ========   ==========
Weighted average shares (1).......................        5,281       5,470        5,697       6,336       45,072
                                                       ========    ========     ========    ========   ==========

Consolidated Balance Sheet Data:
Cash and cash equivalents.........................     $  1,497    $  4,787     $  8,797    $  5,601   $  178,997
Working capital...................................        3,007       6,063       10,308      14,978      604,830
Total assets......................................        5,561       8,213       13,137      24,389    1,560,158
Redeemable convertible preferred stock............       16,155      23,635       34,743      40,495           --
Total stockholders' equity (deficit)..............      (11,254)    (15,914)     (22,925)    (36,581)   1,084,070

_____________________________
(1) Note 2 of Notes to Consolidated Financial Statements provides an explanation of the determination of the weighted average shares used to compute basic and diluted net loss per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto, as well as the other information included elsewhere in this Form 8-K.

Overview

        Efficient is a worldwide independent developer and supplier of high-speed DSL customer premises equipment for the broadband access market. Our DSL solutions enable telecommunications and other network service providers to provide high-speed, cost-effective broadband access services over the existing copper wire telephone infrastructure to both business and residential markets. We therefore focus on developing and producing single- and multiple-user DSL customer premises equipment for small- to medium-size businesses, branch offices of large corporations and consumers. Our DSL products enable applications such as high-speed Internet access, electronic commerce, remote access, telecommuting and extensions of corporate networks to branch offices.

        On September 27, 2000, we acquired MultiMedia Development
Corporation ("MMD"), a provider of network management, testing, simulation and signaling software products. MMD's technology is designed to provide high speed network carriers with the ability to manage broadband equipment from a number of different vendors. MMD's products are used to enable and automate the creation of ATM, or asynchronous transfer mode, and frame relay virtual circuits across complex networks. Primary customers include network service providers who create and manage large, high speed networks. MMD has industry alliances with many of the same broadband equipment vendors as Efficient Networks, including ADC, Copper Mountain, Cisco, Accelerated Networks, General Bandwidth, Marconi and others. MMD works closely with these companies to offer a seamless management platform that allows carriers to create end-to-end services and provision new customers rapidly, across a diverse set of equipment. MMD also provides signaling gateway products that help automate creation of connections in broadband networks, and help transfer signaling messages between broadband and narrowband networks.

        Under the terms of the agreement, each outstanding share of MMD common stock was exchanged for 2.44291 newly issued shares of common stock of the Company. This resulted in the issuance of 2,442,910 shares of our common stock. The transaction was accounted for as a pooling-of-interests and, accordingly, the financial position, results of operations and cash flows of MMD have been combined with those of the Company for the same dates and periods as if the entities had been combined from the earliest date presented.

        We were incorporated in June 1993. From inception through fiscal 1997, we primarily focused on developing and selling ATM-based products for local area network, or LAN, applications. ATM is a widely-used transmission technology that breaks data down into individual packets with unique identification and destination addresses and may be used to transmit data, voice and video within a network. During fiscal 1997 we began to leverage our ATM, personal computing environment and networking expertise to develop DSL modem products for high-speed Internet access. We have largely discontinued further development efforts on our ATM LAN products and are currently focusing on our DSL and software related products. We shipped our first DSL products in the third quarter of fiscal 1998. Our DSL and software related products, which accounted for less than 56.6% of net revenues in fiscal 1998, represented 89.9% of our net revenues in fiscal 1999 and 99.5% of our net revenues in fiscal 2000. We do not expect sales of our ATM LAN products to represent a material portion of our revenues or business in future periods.

        We derive our revenues primarily from sales of our SpeedStream family of DSL products. We sell our DSL products primarily to network service providers, network equipment vendors and telephone company-aligned distributors. For the fiscal year ended June 30, 2000, sales to SBC Communications represented 31.6% of our net revenues, sales to Covad Communications represented 19.2% of our net revenues, and sales to Hanaro Telecom represented 10.3% of our net revenues. For the fiscal year ended June 30, 1999, sales to Covad Communications represented 23.2% of our net revenues, sales to MCI Worldcom represented 20.8% of our net revenues, and sales to Soon Cabling Ptc., Ltd. represented 13.8% of our net revenues. Our top ten customers for the fiscal years ended June 30, 1999 and 2000 accounted for 83.4% and 87.9% of our net revenues, respectively. We expect to continue to be dependent upon a relatively small number of large customers in future periods, although the specific customers may vary from period to period.

        Since inception, a significant portion of our revenues has been derived from customers located outside of the United States and we expect to continue to depend upon international sales. Revenues derived from customers outside the United States represented 32.7% of our net revenues in fiscal 1999 and 20.9% of our net revenues for the fiscal year ended June 30, 2000. We currently maintain a European sales office in Amsterdam and an Asian sales office in Singapore. We believe that in order to continue growing and attain profitability, we must continue to penetrate international markets. Accordingly, we will need to expand our international operations and to hire qualified personnel for these operations.

        To date, international sales have been denominated solely in U.S. dollars and, accordingly, we have not been exposed to fluctuations in non-U.S. currency exchange rates. In the future, a portion of our international sales may be denominated in currencies other than U.S. dollars, which would then expose us to gains and losses based upon exchange rate fluctuations.

        Since introduction, gross margins on our DSL products have been below our desired levels. The lower gross margins on our DSL products have been a result of manufacturing start-up costs and aggressive customer pricing given to quickly introduce products into the market. Recently our gross margins have improved as a result of improved manufacturing efficiencies and component and product cost reductions. While we are continuously focusing on cost reductions and other measures to improve our gross margins, we cannot be certain that our gross margins will continue to improve in future periods due to factors which include the product mix sold in any particular period, distribution channels, competitive pressures and levels of volume discounts.

        Our limited operating history in the DSL market makes it difficult to forecast our future operating results. To date, we have not achieved profitability in any quarter or annual period, and as of June 30, 2000, we had an accumulated deficit of $182.5 million. Although our net revenues have grown in recent quarters, we cannot be certain that our net revenues will increase at a rate sufficient to achieve and maintain profitability.

        For the fiscal years 1998, 1999 and 2000, we accrued an aggregate of $19.4 million in deferred stock option compensation. These amounts represent the difference between the exercise price of certain stock options granted during such periods and the deemed fair market value of our common stock at the time of such option grants. We are amortizing the deferred stock option compensation over the vesting periods of the applicable options, which is generally four years. We amortized deferred stock option compensation in the amounts of $1.2 million, $3.1 million and $4.9 million in fiscal years 1998, 1999 and 2000, respectively. We expect to amortize the remaining deferred stock option compensation at the rate of approximately $1.0 million per quarter until fully amortized.

Results of Operations

        The following table sets forth, for the periods presented, certain data from Efficient's consolidated statement of operations expressed as a percentage of net revenues.

                                                               1998          1999           2000
                                                               ----          ----           ----
Net revenues.........................................          100.0%        100.0%         100.0%
Cost of revenues.....................................           28.6          76.0           75.7
                                                              ------        ------         ------
Gross profit.........................................           71.4          24.0           24.3
                                                              ------        ------         ------
Operating expenses:
   Sales and marketing...............................           45.4          32.5           17.1
   Research and development..........................          103.9          62.8           14.5
   General and administrative........................           21.7          10.6            4.5
   Stock option compensation.........................           15.4          16.5            2.4
   Amortization of goodwill and other intangible assets           --            --           48.5
   In-process research and development...............             --            --            2.4
                                                              ------         -----          -----
       Total operating expenses......................          186.4         122.4           89.4
                                                              ------        ------         ------
Loss from operations.................................         (115.0)        (98.4)         (65.1)
Interest and other income (expense), net.............            2.1          41.6            2.1
                                                              ------        ------         ------
Net loss.............................................         (112.9)%      (140.0)%        (63.0)%
                                                              ======        =======        =======

Net Revenues

        Net revenues consist primarily of product sales, net of allowances for returns. Net revenues increased 996.7% to $206.9 million in fiscal 2000 from $18.9 million in fiscal 1999. Net revenues in fiscal 1999 reflected a 149.5% increase from the $7.6 million realized in fiscal 1998. DSL product and software related revenues increased from $4.3 million in fiscal 1998 to $17.0 million in fiscal 1999 and $205.9 million in 2000. The increases in DSL and software related product revenues from fiscal 1998 to fiscal 2000 reflect the continued market adoption of our DSL and software related products.

Cost of Revenues

        Cost of revenues consists of amounts paid to third-party contract manufacturers, manufacturing start-up expenses and the personnel and related costs of our manufacturing operation. Cost of revenues increased 992.5% to $156.7 million in fiscal 2000, from $14.3 million in fiscal 1999. This compares to a 564.1% cost of revenues increase in fiscal 1999 as compared to the $2.2 million in fiscal 1998. The increase from fiscal 1999 to 2000 and the increase from fiscal 1998 to fiscal 1999 reflect the substantial increase in DSL and software related product sales.

        Gross margin represented 24.3% of net revenues in fiscal 2000, compared to 24.0% of net revenues in fiscal 1999 and 71.4% of net revenues in fiscal 1998. Gross margin on our DSL and software related products increased from 21.1% of the related revenues in fiscal 1999 to 24.2% of the related revenues for fiscal 2000. Our gross margin was higher in fiscal 2000, as compared to fiscal 1999, due to lower production costs resulting from higher sales volumes and manufacturing efficiencies. Included in cost of revenues for the fiscal year ended June 30, 2000 are $1.0 million of one-time costs associated with a change in our contract manufacturer. Excluding these one-time costs, the gross margin for the fiscal year ended June 30, 2000 would have been 24.8%. Although we improved our gross margin in fiscal 2000, gross margin continued to be adversely affected in fiscal 2000 by expedite and other manufacturing start-up costs as well as aggressive pricing on our DSL products as we sought to rapidly introduce products and capture market share. We took a number of actions that were designed to bring our DSL products to market quickly, but which also adversely affected our gross margins. These actions included initial volume price discounts for key customers and incremental costs such as manufacturing start-up, expedite and other incremental shipping and handling charges associated with low volume manufacturing. We also added personnel to our manufacturing operations in anticipation of higher levels of business going forward. We expect that we will continue to incur higher than normal costs associated with the actions to bring our DSL products to market quickly and meet customers' aggressive DSL deployment schedules. While our goal is to improve our gross margin over the level achieved in fiscal 2000, there can be no assurance that we will be successful in our efforts. The primary factors that will determine the success of our efforts are the effectiveness of our cost reduction efforts as well as pricing pressures in the market for DSL CPE.

        In fiscal 2000, sales and related gross margins on our ATM LAN products were not significant. In fiscal year 1999, the higher costs incurred on our DSL products were partially offset by improved gross margins realized on our ATM LAN products. Gross margin on our ATM LAN products improved from 37.4% of related revenues in fiscal 1998 to 49.5% in fiscal 1999. The period-to-period increase in gross margins on our ATM LAN products was a result of manufacturing efficiencies achieved with these more mature products. As sales of our ATM LAN products continue to decline as a percentage of our total net revenues, any benefit of manufacturing efficiencies, cost reduction or other gross margin improvements in those products will have a diminishing beneficial effect on our overall gross margins.

Sales and Marketing Expenses

        Sales and marketing expenses consist primarily of employee salaries, commissions and benefits, and advertising, promotional materials and trade show exhibit expenses. Sales and marketing expenses increased 477.7% from $6.1 million in fiscal 1999 to $35.4 million in fiscal 2000. This compares to an increase of 78.5% in fiscal 1999 over the $3.4 million recorded in fiscal 1998. The increases in sales and marketing expenses in absolute amount from fiscal 1998 through fiscal 2000 resulted primarily from sales and marketing activities associated with the launch of our DSL products. These launch costs included significant personnel-related expenses associated with increasing the size of our sales and marketing organization, and increased trade show activities and related travel expenses.

        Sales and marketing expenses represented 45.4% of net revenues in fiscal 1998, 32.5% in fiscal 1999, and 17.1% in fiscal 2000. The decrease in sales and marketing expenses as a percentage of net revenues from fiscal 1998 through fiscal 2000 was a result of the rapid increase in DSL revenues. We expect sales and marketing expenses to increase in dollar amount in future periods as we continue to expand our domestic and international sales and marketing organization.

Research and Development Expenses

        Research and development expenses consist primarily of personnel and related costs associated with our product development efforts, including third-party consulting and prototyping costs. Research and development expenses increased 152.4% from $11.9 million in fiscal 1999 to $29.9 million in fiscal 2000. This compares to an increase of 50.8% in fiscal 1999 over the $7.9 million recorded in fiscal 1998. The substantial increase in research and development spending from period to period was primarily a result of increased personnel and related costs associated with a larger research and development organization, as well as design and prototype expenses incurred in connection with the roll-out of our DSL products. Additionally, research and development spending in fiscal 1998 was partially offset by $850,000 of nonrecurring engineering expenses reimbursed by third parties. These amounts are treated as an offset to the related research and development spending. We received no such reimbursements in the fiscal 1999 and 2000 periods. Research and development expenses represented 103.9% of net revenues in fiscal 1998, 62.8% in fiscal 1999, and 14.5% in fiscal 2000. The decreases from 1998 to 2000 in research and development expenses as a percentage of net revenues was a result of the rapid increase in DSL revenues. We expect research and development expenses to increase in dollar amount in future periods as we continue to expand our research and development organization to develop new products and technologies.

General and Administrative Expenses

        General and administrative expenses consist primarily of employee salaries and related expenses for executive, administrative and accounting personnel, facility costs, insurance costs and professional fees. General and administrative expenses increased 370.8% from $2.0 million in fiscal 1999 to $9.4 million in fiscal 2000. This compares to an increase of 21.5% in fiscal 1999 over the $1.6 million recorded in fiscal 1998. The increases in absolute amount of general and administrative spending from period to period were primarily a result of increases in headcount associated with building our infrastructure. General and administrative expenses represented 21.7% of net revenues in fiscal 1998, 10.6% in fiscal 1999, and 4.5% in fiscal 2000. The decrease in general and administrative expenses as a percentage of net revenues from fiscal 1998 through fiscal 2000 reflects the rapid increase in DSL revenues during these periods. We expect general and administrative expenses to increase in dollar amount in future periods as we continue to build our infrastructure and as a result of operating as a publicly-held company.

Stock Option Compensation

        Stock option compensation reflects the difference between the exercise price of stock options granted and the deemed fair market value of our common stock on the dates of grant. For the fiscal years ended June 30, 1998, 1999 and 2000, we recorded aggregate deferred stock option compensation of $3.1 million, $13.1 million, and $3.1 million respectively in connection with stock option grants. Amortization of deferred stock option compensation was $1.2 million in fiscal 1998, $3.1 million in fiscal 1999, and $4.9 million in fiscal 2000. We expect to amortize the deferred stock option compensation at the rate of approximately $1.0 million per quarter until fully amortized. See Note 12 of Notes to Consolidated Financial Statements for a discussion of our deferred stock option compensation. Prior to our initial public offering in July 1999, there was no market for our common stock, and option prices were determined by the board of directors based upon numerous factors. Upon review in connection with our initial public offering, it was determined that the fair market value on the date of grant of certain options was higher than originally determined by the board of directors. Beginning with our initial public offering, we generally price options based upon the public market price of our common stock at the date of option grant. In some circumstances, we may price options as of the date an employee joins Efficient, which can result in a stock option compensation expense to the extent that the fair market value on the date of grant is greater than the fair market value on the employee's start date.

Interest Income and Interest Expense and Other, Net

        Interest income consists primarily of interest earned on cash and cash equivalents and short-term investments. Interest income increased in fiscal 2000 compared to fiscal 1999 and 1998 as a result of interest earned primarily from the net cash proceeds received in connection with the completion of our initial public offering on July 15, 1999, the follow-on public offering on February 8, 2000, and the placement of convertible subordinated notes on March 7, 2000. Interest expense consists primarily of interest incurred on the convertible subordinated notes, as well as interest on capital lease obligations.

        On March 7, 2000 we issued $400 million of convertible subordinated notes due March 15, 2005. The notes bear interest at an annual rate of 5%. The notes are convertible at any time prior to maturity into shares of common stock at a conversion price of $181.00 per share. The notes are redeemable on or after March 20, 2003 at 101.25% during the period beginning on March 20, 2003 and ending on March 14, 2004, and at 100.00% beginning on March 15, 2004 and thereafter. Issuance costs of $12.6 million, which are included as a deferred charge in other assets, are being amortized over the term of the notes. Interest expense in fiscal 2000 relates primarily to the subordinated convertible notes and capital lease obligation commitments issued in fiscal 2000.

        In the second half of fiscal 1999, we borrowed $9.0 million from certain investors. These notes carried an interest rate of 10% per year, and were payable on the earlier of January 2002 or the completion of an initial public offering. In connection with these notes, we issued the investors warrants to purchase 3,082,191 shares of Series H preferred stock at an exercise price of $2.92 per share. The proceeds were allocated between the notes and the warrants based on their pro rata fair values resulting in a discount. The discount was amortized as interest expense over six months, which represented the expected terms of the promissory notes. The promissory notes converted into preferred stock which then converted into common stock upon completion of our initial public offering in July, 1999. In addition, in June 1999, we borrowed an additional $5.0 million from Covad Communications Group, Inc. The Covad note carried an interest rate of 8% per year, and the principal amount and interest on the note converted into an aggregate of 497,663 shares of common stock upon completion of our initial public offering in July 1999. In future periods we expect interest income and interest expense and other, net to vary depending upon changes in the amount and mix of interest-bearing investments outstanding during each period.

Income Taxes

        From inception through June 30, 2000, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of June 30, 2000, we had approximately $79.3 million of federal net operating loss carryforwards to offset future taxable income which will begin to expire in varying amounts beginning in 2008. Given our limited operating history, losses incurred to date and the difficulty in accurately forecasting our future results, management does not believe that the recognition of the related deferred income tax asset meets the criteria required by generally accepted accounting principles. Accordingly, a 100% valuation allowance has been recorded. Furthermore, as a result of changes in Efficient's equity ownership resulting from Efficient's redeemable convertible preferred stock and note financings and Efficient's initial public offering, utilization of the net operating losses and tax credits may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credits before utilization. See Note 15 of Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

        Since inception, we have financed our operations primarily through the sale of preferred equity securities and, beginning in the second half of fiscal 1999, through borrowings from our investors and others. Since inception through June 30, 2000, net of transaction expenses, we have raised an aggregate of $40.4 million from the private sale of equity securities, $245.9 million from the public sale of equity securities, and an additional $414.0 million through loan transactions, as more fully described below.

        On July 15, 1999, we completed our initial public offering. We issued
4.6 million shares of common stock and raised $63.1 million in net proceeds. Upon the completion of our initial public offering, our then outstanding promissory notes converted into redeemable convertible preferred stock, and all then outstanding redeemable convertible preferred stock converted into 28.3 million shares of common stock. On February 8, 2000, we completed a follow-on public offering. We issued 2.8 million shares of common stock and raised $183.2 million in net proceeds. On March 7, 2000, we completed the private placement of $400 million of convertible subordinated notes. Issuance costs of $12.6 million are being amortized over the term of the notes.

        At June 30, 2000, we had cash and cash equivalents and highly liquid short-term investments of $505.7 million. At June 30, 2000, we did not have a line of credit or other borrowing facility available. Lease commitments include a lease for office space, furniture and equipment for our new corporate headquarters in Dallas, Texas. The office lease commenced in January 2000 and expires in 2010 with annual lease payments of approximately $2.7 million. The furniture and equipment lease commenced in February 2000 and expires in 2003 with annual lease payments of approximately $1.0 million.

        Cash used in operating activities in fiscal 2000 was $130.3 million. Cash used in operating activities was $22.6 million in fiscal 1999 and $6.8 million in fiscal 1998. Cash used in operating activities has primarily represented increases in inventories, receivables, and an inventory deposit in fiscal 2000. In June 2000, we advanced $50 million to ACT Manufacturing to finance the purchase of raw materials for products to be manufactured by ACT Manufacturing for us. See Note 6 of Notes to Consolidated Financial Statements.

        Cash used in investing activities in fiscal 2000 was $331.3 million. $325.7 million of cash was used, net of proceeds from sales and maturities, to purchase highly liquid short-term investments, and $17.6 million of cash was used to purchase fixed assets, which was offset by cash received of $10.9 million and $1.2 million in connection with the acquisitions of FlowPoint Corporation and Network TeleSystems, Inc., respectively. Cash used for investing activities was $1.7 million in fiscal 1999 and $589,000 in fiscal 1998 for purchases of fixed assets. In each of the fiscal years 2000, 1999 and 1998 purchases of fixed assets related primarily to the purchase of computers and other equipment used in our development activities and other equipment and furniture used in our operations.

        Cash provided by financing activities in fiscal 2000 was $635.0 million, consisting of funds raised from our initial and follow-on public offerings of common stock on July 15, 1999 and February 8, 2000, respectively, as well as the private placement of $400 million of convertible subordinated notes on March 7, 2000. Cash provided by financing activities was $21.1 million in fiscal 1999 and $11.4 million in fiscal 1998. See Notes to Consolidated Financial Statements for a description of the loan and equity transactions. In fiscal 1999 and 1998, financing activities consisted primarily of the private placement of redeemable convertible preferred stock, and borrowings from our investors.

        Our future capital requirements will depend upon a number of factors, including the timing and level of research and development activities and sales and marketing campaigns. We believe that our cash and cash equivalents and short-term investments will provide sufficient capital to fund our operations at least through the end of fiscal 2001. Thereafter, we may require additional capital to fund our business. In addition, from time to time we evaluate opportunities to acquire complementary technologies or companies. Should we identify any such opportunities, we may need to raise additional capital to fund the acquisitions. There can be no assurance that financing will be available to us when we need it on favorable terms or at all.

                         Independent Auditors' Report

The Board of Directors
Efficient Networks, Inc.:

        We have audited the accompanying consolidated balance sheets of Efficient Networks, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Efficient Networks, Inc. and subsidiaries as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                                                     KPMG LLP

Dallas, Texas
November 9, 2000

                                EFFICIENT NETWORKS, INC.
                              Consolidated Balance Sheets
                          Years ended June 30, 2000 and 1999
                           (in thousands, except share data)


                           Assets                                          2000             1999
                                                                     -------------     -------------
Current assets:
   Cash and cash equivalents                                        $   178,997       $     5,601
   Short-term investments                                               326,742                --
   Accounts receivable, net of allowances for doubtful
     accounts of $1,687 and $120 at June 30, 2000 and
     1999, respectively                                                  91,687            10,743
   Inventory deposit                                                     50,000                --
   Inventories                                                           29,759             5,472
   Other current assets                                                   1,665               241
                                                                    -----------       -----------
       Total current assets                                             678,850            22,057
Furniture and equipment, net                                             21,022             2,303
Goodwill and other intangible assets, net of accumulated
   amortization of $100,432                                             843,176                --
Other assets, net                                                        17,110                29
                                                                    -----------       -----------
                                                                    $ 1,560,158       $    24,389
                                                                    ===========       ===========

          Liabilities, Redeemable Convertible
   Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
   Accounts payable                                                 $    22,640       $     4,113
   Accrued liabilities                                                   41,366             2,230
   Current portion of capital lease obligations                             738                --
   Deferred revenue                                                       9,275               736
                                                                    -----------       -----------
       Total current liabilities                                         74,019             7,079
Convertible subordinated notes                                          400,000                --
Capital lease obligations, net of current portion                         2,069                --
Long-term debt, net of discount                                              --            13,396
                                                                    -----------       -----------
       Total liabilities                                                476,088            20,475
                                                                    -----------       -----------
Redeemable convertible preferred stock                                       --            40,495
Commitments and contingencies Stockholders' equity (deficit):

   Preferred stock, 9,993,700 shares authorized; none
     outstanding
   Common stock, par value $.001 per share, 200,000,000
     shares authorized; 58,182,566 and 6,805,131 shares
     issued and outstanding in 2000 and 1999, respectively                   58                 6
   Additional paid-in capital                                         1,275,525            29,785
   Deferred stock option compensation                                    (9,989)          (14,606)
   Accumulated deficit                                                 (182,524)          (51,766)
   Accumulated other comprehensive income                                 1,000                --
                                                                    -----------       -----------
       Total stockholders' equity (deficit)                           1,084,070           (36,581)
                                                                    -----------       -----------
                                                                    $ 1,560,158       $    24,389
                                                                    ===========       ===========

See accompanying notes to consolidated financial statements.

                           EFFICIENT NETWORKS, INC.
                    Consolidated Statements of Operations
                   Years ended June 30, 2000, 1999 and 1998
                     (in thousands, except per data share)

                                                               2000          1999           1998
                                                           ----------    ----------     -----------
Net revenues                                               $  206,948    $   18,870     $    7,564
Cost of revenues                                              156,704        14,344          2,160
                                                           ----------    ----------     ----------
   Gross profit                                                50,244         4,526          5,404
                                                           ----------    ----------     ----------
Operating expenses:
   Sales and marketing                                         35,433         6,133          3,436
   Research and development                                    29,924        11,858          7,861
   General and administrative                                   9,384         1,993          1,641
   Stock option compensation                                    4,908         3,116          1,165
   Amortization of goodwill and other intangible assets       100,431            --             --
   In-process research and development                          4,970            --             --
                                                           ----------    ----------     ----------
     Total operating expenses                                 185,050        23,100         14,103
                                                           ----------    ----------     ----------
     Loss from operations                                    (134,806)      (18,574)        (8,699)
Interest income                                                12,188           255            177
Interest expense and other, net                                (7,913)       (8,102)           (16)
                                                           ----------    ----------     ----------

     Net loss                                              $ (130,531)   $  (26,421)    $   (8,538)
                                                           ==========    ==========     ==========
     Basic and diluted net loss per share of common
       stock                                               $    (2.90)   $    (4.23)    $    (1.50)
                                                           ==========    ==========     ==========
     Weighted-average shares of common stock outstanding       45,072         6,336          5,697
                                                           ==========    ==========     ==========

See accompanying notes to consolidated financial statements.

                           EFFICIENT NETWORKS, INC.
           Consolidated Statement of Stockholders' Equity (Deficit)
                   Years ended June 30, 2000, 1999 and 1998
                       (in thousands, except share data)

                                                                                                        Accumulated        Total
                                                                         Deferred                          other       stockholders'
                                      Common stock       Additional     stock option    Accumulated    comprehensive      equity
                                  -------------------
                                    Shares    Amount   paid-in capital  compensation      deficit         income         (deficit)
                                  ----------  -------  ---------------  ------------    -----------    -------------   ------------
Balance at June 30, 1997           5,497,681  $     5    $     3,725    $     (2,837)   $   (16,807)   $           -   $   (15,914)
    Issuance of common
      stock under stock
      option plan                    448,125        1             61               -              -                -            62
    Issuance of common stock         114,068        -            300               -              -                -           300
    Deferred stock option
      compensation                         -        -          3,143          (3,143)             -                -             -
    Amortization of
      deferred stock
      option compensation                  -        -              -           1,165              -                -         1,165
    Net loss                               -        -              -               -         (8,538)               -        (8,538)
                                  ----------  -------    -----------    ------------    -----------    -------------   -----------
Balance at June 30, 1998           6,059,874        6          7,229          (4,815)       (25,345)               -       (22,925)
    Issuance of common
      stock under stock
      option plan                    745,257        -          1,683               -              -                -         1,683
    Stock options forfeited                -        -           (223)            223              -                -             -
    Issuance of warrants                   -        -          6,173               -              -                -         6,173
    Convertible promissory note            -        -          2,143               -              -                -         2,143
    Deferred stock option
      compensation                         -        -         13,130         (13,130)             -                -             -
    Amortization of
      deferred stock
      option compensation                  -        -              -           3,116              -                -         3,116
    Accretion of issuance
      costs on redeemable
      convertible preferred
      stock                                -        -           (350)              -              -                -          (350)
    Net loss                               -        -              -               -        (26,421)               -       (26,421)
                                  ----------  -------    -----------    ------------    -----------    -------------   -----------
Balance at June 30, 1999           6,805,131        6         29,785         (14,606)       (51,766)               -       (36,581)
    Comprehensive income (loss):
      Net loss                             -        -              -               -       (130,531)               -      (130,531)
      Unrealized net gains on
        securities                         -        -              -               -              -            1,000         1,000
                                                                                                                       -----------
    Comprehensive loss                     -        -              -               -              -                -      (129,531)
    Issuance of common
      stock under stock
      option plan                  1,799,755        2            976               -              -                -           978
    Stock options forfeited                -        -         (2,837)          2,837              -                -             -
    Issuance of common stock       7,377,800        7        246,887               -              -                -       246,894
    Stock issued in connection
      with acquisition of
      FlowPoint Corporation        7,200,000        7        493,193               -              -                -       493,200
    Stock issued in connection
      with acquisition of Network
      TeleSystems, Inc.              400,000        1         18,368               -              -                -        18,369
    Conversion of subordinated
      notes                        3,579,650        4         14,018               -              -                -        14,022
    Conversion of redeemable
      preferred stock             31,020,230       31        472,007               -              -                -       472,038
    Distributions paid to
      MultiMedia Development
      Corporation Shareholders             -        -              -               -           (227)               -          (227)
    Deferred stock option
      compensation                         -        -          3,128          (3,128)             -                -             -
    Amortization of
      deferred stock
      option compensation                  -        -              -           4,908              -                -         4,908
                                  ----------  -------    -----------    ------------    -----------    -------------   -----------
Balance at June 30, 2000          58,182,566  $    58    $ 1,275,525    $     (9,989)   $  (182,524)   $       1,000   $ 1,084,070
                                  ==========  =======    ===========    ============    ===========    =============   ===========


See accompanying notes to consolidated financial statements.

                           EFFICIENT NETWORKS, INC.
                    Consolidated Statements of Cash Flows
                        Years ended June 30, 2000, 1999
                            and 1998 (in thousands)

                                                                    2000            1999             1998
                                                                ----------      ----------        ----------
Cash flows from operating activities:
   Net loss                                                     $ (130,531)     $  (26,421)       $   (8,538)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
        Depreciation and amortization                                2,313             826               736
        Amortization of deferred stock option
          compensation                                               4,908           3,116             1,165
        Accretion of discount on subordinated
          promissory notes                                             604           7,712                --
        Accretion of deferred issuance costs on
          convertible subordinated notes                               797              --                --
        Amortization of goodwill and other
   intangible assets                                               100,431              --                --
        In-process research and development                          4,970              --                --
   Changes in operating assets and liabilities, net
          of acquisitions:
        Account receivable, net                                    (70,855)        (11,031)             (569)
        Inventory deposit                                          (50,000)             --                --
        Inventories                                                (23,053)         (4,574)             (304)
        Other assets and liabilities                                (6,513)             49              (201)
        Accounts payable and accrued liabilities                    28,418           7,031               925
        Deferred revenue                                             8,201             736                --
                                                                ----------      ---------         ----------
          Net cash used in operating activities                   (130,310)        (22,556)           (6,786)
                                                                ----------      ----------        ----------
Cash flows used in investing activities:
   Purchases of furniture and equipment                            (17,649)         (1,714)             (589)
   Purchases of investments                                       (486,083)             --                --
   Proceeds from sales and maturities of investments               160,342              --                --
   Net cash received in connection with purchases of:

     FlowPoint Corporation                                          10,916              --                --
     Network TeleSystems, Inc                                        1,188              --                --
                                                                ----------      ----------        ----------
          Net cash used in investing activities                   (331,286)         (1,714)             (589)
                                                                ----------      ----------        ----------
Cash flows from financing activities:
   Principal payments on capital lease obligations                     (53)            (11)              (78)
   Proceeds from issuance of convertible subordinated
     notes                                                         400,000              --                --
   Payment of issuance costs for convertible
     subordinated notes                                            (12,600)             --                --
   Proceeds from issuance of promissory notes and
     warrants                                                           --          14,000             1,000
   Proceeds from issuance of common stock                          247,872           1,683               362
   Proceeds from issuance of preferred stock                            --           5,402            10,101
   Distributions to MultiMedia Development Corporation
     shareholders                                                     (227)             --                --
                                                                ----------      ----------        ----------
     Net cash provided by financing activities                     634,992          21,074            11,385
                                                                ----------      ----------        ----------
Increase (decrease) in cash and cash equivalents                   173,396          (3,196)            4,010
Cash and cash equivalents at beginning of year                       5,601           8,797             4,787
                                                                ----------      ----------       -----------
Cash and cash equivalents at end of year                        $  178,997      $    5,601        $    8,797
                                                                ==========      ==========        ==========

See accompanying notes to consolidated financial statements.

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                         June 30, 2000, 1999 and 1998

(1)  Incorporation and Nature of Business

        Efficient Networks, Inc. (the "Company") was incorporated under the laws of the State of Delaware on June 10, 1993. The Company is a worldwide developer and supplier of high speed digital subscriber line ("DSL") customer premises equipment for the high speed, high volume digital communication, or broadband, access market.

        In September 2000, the Company acquired MultiMedia Development Corporation ("MMD"). The consolidated financial statements give retroactive effect to the merger of a wholly owned subsidiary of the Company into MMD on September 27, 2000, which has been accounted for as a pooling-of-interests as described in Note 4 to the consolidated financial statements.

(2)  Summary of Significant Accounting Policies

      (a)    Principles of Consolidation

              The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (b)     Cash Equivalents

              Cash equivalents consist primarily of investment accounts comprised of investments in commercial paper, repurchase agreements and money market funds. For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     (c)     Investments

              The Company accounts for investments in marketable securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities". Marketable securities are composed primarily of government and corporate fixed income securities. The Company classifies all of its marketable securities as available for sale. These securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a component of comprehensive income (loss).

     (d)     Inventories

              Inventories are stated at the lower of average cost or market (net realizable value).

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)


     (e)     Furniture and Equipment

               Furniture and equipment are stated at cost. Equipment acquired under capital leases is stated at the present value of minimum lease payments. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives are as follows:


                                                                      Years
                                                                     -------
                          Computers................................      5
                          Software.................................      3
                          Equipment................................      5
                          Furniture and fixtures...................      7


     (f)     Income taxes

               Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (g)     Revenue Recognition

               Revenue from product sales is generally recognized upon shipment to customers. Reserves for estimated sales returns and allowances are recorded in the same period as the related revenues. Revenue related to sales transactions that provide the customer with the right to return product is either fully or partially deferred, depending on the Company's experience with the customer, until the related products are deployed by the customer and/or the return privileges expire.

               Deferred revenue of $9.3 million and $736,000 at June 30, 2000 and 1999, respectively, primarily relates to shipments of product to customers where title and risk of ownership has passed to the customer, but revenue recognition has been deferred due to certain stock balancing and right of return privileges granted to the customer. Deferred revenue also includes maintenance revenue that is recognized ratably over the related maintenance term.

               Revenue from services is recorded in the period services are provided to customers.

     (h)     Stock-Based Compensation

               The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)


               Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

     (i)     Impairment of Long-Lived Assets and Long-Lived Assets to be
             Disposed

               Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (j)     Net Loss Per Share of Common Stock

               Basic earnings (loss) per share is computed by dividing net income or loss by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted earnings (loss) per share is determined in the same manner as basic earnings (loss) per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and conversion of the Company's redeemable convertible preferred stock. The diluted loss per share amount is the same as basic loss per share since the Company has a net loss in each of the periods presented and the impact of the assumed exercise of the stock options and warrants and the assumed preferred stock conversion is antidilutive. Common stock equivalents (in thousands) of 6,818, 29,007, and 21,624 shares for the years ended June 30, 2000, 1999, and 1998, respectively, were excluded from the calculation of diluted loss per share as their inclusion would be antidilutive.

               The following table presents the calculation of basic and diluted loss per share (in thousands, except per share amounts):

                                                                       Year Ended June 30,
                                                                ----------------------------------
                                                                  2000         1999         1998
                                                                -------      --------      -------
                     Net loss                                   $(130,531)   $(26,421)    $ (8,538)
                     Accretion of issuance costs on
                        redeemable convertible preferred
                        stock                                         --         (350)          --
                                                                ---------    --------     --------
                     Net loss available to common
                        stockholders                            $(130,531)   $(26,771)    $ (8,538)
                                                                =========    ========     ========
                     Weighted average shares outstanding           45,072       6,336        5,697
                                                                 ========    ========     ========

                     Basic and diluted net loss per share       $   (2.90)   $  (4.23)   $   (1.50)
                                                                =========    ========     ========

     (k)     Fair Value of Financial Instruments

               The carrying values of cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. The estimated fair value, which is based

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

               on quoted dealer prices, of the convertible subordinated notes outstanding at June 30, 2000 (see Note 10) was $300.2 million.

               The estimated fair values of the convertible promissory notes and subordinated promissory notes and related warrants as of June 30, 1999 were approximately $6,803,000 and $40,294,000 respectively. These fair values were determined using a valuation model with the following assumptions: a volatility factor of 40% obtained from the stock price volatility experienced by certain of the Company's principal competitors; a risk-free interest rate of 5.71%; the contractual term of the respective notes; the estimated fair value of the Company's common stock ($12.00 at June 30, 1999); and the exercise price of the detachable warrants.

        (l)  Comprehensive Income

               On July 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and presentation of comprehensive income and its components in the financial statements. Comprehensive income (loss) includes all changes in equity during a period except those resulting from investments by and distributions to owners. In addition to net loss from operations, elements of comprehensive loss for the year ended June 30, 2000 include net unrealized gains on securities. Prior to the year ended June 30, 2000, no elements of comprehensive income (loss) existed other than net loss from operations.

        (m)  Use of Estimates

               Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3)     Completion of Initial and Follow-on Public Offerings

         On July 15, 1999, the Company completed its initial public offering. The Company issued 4.6 million shares of common stock in exchange for net proceeds of approximately $63.1 million. Upon the completion of the initial public offering, certain outstanding subordinated promissory notes converted into an aggregate of 3.6 million shares of redeemable convertible preferred stock, and all then outstanding redeemable convertible preferred stock converted into an aggregate of 28.3 million shares of common stock.

         On February 8, 2000 the Company completed a follow-on public offering of 5.75 million shares of common stock of which the Company issued and sold 2.75 million shares and selling stockholders sold 3.0 million shares. The Company received net proceeds of approximately $183.2 million for the shares issued and sold by it. The Company did not receive any of the proceeds from the sale of shares by the selling stockholders.

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

(4)  Acquisitions

     MultiMedia Development Corporation

     On September 27, 2000, the Company acquired MMD, a provider of network management, testing, simulation and signaling software products. MMD's technology is designed to provide high speed network carriers with the ability to manage and support broadband equipment, virtual private networks and integrated voice/data services. Primary customers include network service providers who create and manage large, high speed networks.

     Under the terms of the agreement, each outstanding share of MMD common stock was exchanged for 2.44291 newly issued shares of common stock of the Company. This resulted in the issuance of 2,442,910 shares of the Company's common stock. The transaction was accounted for as a pooling-of-interests and, accordingly, the financial position, results of operations and cash flows of MMD have been combined with those of the Company for the same dates and periods as if the entities had been combined from the earliest date presented.

     The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying consolidated financial statements are summarized below (in thousands):

                                                    Year Ended June 30,
                                             -----------------------------------
                                              2000          1999          1998
                                             ---------    --------     --------
          Total revenues:
             Efficient Networks, Inc.       $ 202,203     $ 14,828     $  3,370
             MMD                                4,745        4,042        4,194
                                             --------     --------     --------
                                            $ 206,948     $ 18,870     $  7,564
                                             ========     ========     ========
          Net income (loss):
             Efficient Networks, Inc.       $(130,446)    $(26,405)    $ (9,291)
             MMD                                  (85)         (16)         753
                                             ---------    --------     --------
                                            $(130,531)    $(26,421)    $ (8,538)
                                             =========    ========     ========

     Network TeleSystems, Inc.

     On May 9, 2000, the Company entered into an agreement to acquire Network TeleSystems, Inc. ("NTS"). The acquisition was completed on May 22, 2000. The results of operations of NTS have been included in the Company's consolidated statement of operations from the date of acquisition through June 30, 2000. The Company financed the acquisition through the issuance of 400,000 shares of common stock. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based upon the estimated fair values at the date of acquisition. The shares issued to the stockholders of NTS had a fair market value of $18.4 million based on the market price of $45.92, which represents the average closing sale price for two trading days before and two trading days after the terms of the acquisition were agreed to.

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

     The total purchase price of $19.3 million, including direct acquisition costs of approximately $900,000, was allocated as follows (in thousands):

          Excess cost over fair value of net assets acquired             $17,923
          Fair value of tangible assets acquired, net of liabilities
                 assumed                                                   1,345
                                                                         -------
                                                                         $19,268
                                                                         =======

     In connection with the NTS acquisition, the Company recorded $17.9 million in intangible assets, of which approximately $400,000 was amortized in the year ended June 30, 2000. The remainder will be amortized at a rate of approximately $3.6 million per year over a five-year period.

     FlowPoint Corporation

     On November 21, 1999, the Company entered into an agreement with Cabletron Systems, Inc. ("Cabletron") to acquire its wholly-owned subsidiary FlowPoint Corporation ("FlowPoint") from Cabletron. The acquisition was completed on December 17, 1999. The results of operations of FlowPoint have been included in the Company's consolidated statement of operations from the date of acquisition through June 30, 2000.

     The Company financed the acquisition of FlowPoint through the issuance of
     7.2 million shares of common stock and 6,300 shares of Series A non-voting redeemable convertible preferred stock. The Series A preferred stock was convertible into an aggregate of 6.3 million shares of common stock and was mandatorily redeemable. On April 12, 2000, the Series A preferred stock was converted into 6.3 million shares of common stock. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The shares issued to Cabletron for FlowPoint had a fair market value of $924.8 million based upon the market price of $68.50, which represents the Company's average closing sale price for two trading days before and two trading days after the terms of the acquisition were agreed to.

     The total purchase price of $938.7 million, including direct costs of acquisition of $13.9 million, was allocated as follows (in thousands):

          Acquired technology                                          $  21,545
          Assembled workforce                                                940
          Sales channel and customer relationships                        12,930
          In-process research and development                              4,970
          Non-compete agreements                                              50
          Excess cost over fair value of net assets acquired             889,912
          Fair value of tangible assets acquired, net of
           liabilities assumed                                             8,307
                                                                       ---------
                                                                       $ 938,654
                                                                       =========

     The allocation of acquired technology, assembled workforce, sales channel and customer relationships, in process research and development and non-compete agreements was based upon an independent valuation. The Company wrote off in-process research and development immediately upon consummation of the acquisition. In addition, in connection with the FlowPoint acquisition, the

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

     Company recorded $925.4 million in intangible assets, of which $100.0 million was amortized during the fiscal year ended June 30, 2000. The remainder will be amortized at a rate of approximately $185.2 million per year over a five-year period.

     The following pro forma financial information presents a summary of the results of operations as if the acquisitions had occurred on July 1, 1998:

                                                           (Unaudited)
                                                  -----------------------------
                                                   Year ended      Year ended
                                                  June 30, 2000  June 30, 1999
                                                  -------------  --------------
          Revenues                                  $   232,555    $    41,119
          Expenses                                      451,296        255,462
                                                    -----------    -----------
          Net loss                                  $  (218,741)   $  (214,343)
                                                    ===========    ===========

          Basic and diluted loss per share
             of common stock                        $     (4.49)   $    (15.47)
                                                    ===========    ===========
          Shares used in computing basic and
             diluted loss per share of common
             stock                                       48,692         13,854
                                                    ===========    ===========
(5)  Investments

     All investments in marketable securities are deemed by management to be available-for-sale and are reported at fair value with net unrealized gains or losses reported within comprehensive income (loss). Realized gains and losses are recorded based on the specific identification method. Securities available for sale at June 30, 2000 are summarized as follows (in thousands):

                                                  Gross     Gross
                                               Unrealized Unrealized
                                                 Holding  Holding       Market
                                       Cost       Gains     Losses       Value
                                     --------- ---------- ----------    --------
     Certificates of deposit          $ 11,124   $     --   $     --    $ 11,124
     U.S. Government securities        186,089        799       (150)    186,738
     Municipal bonds                    35,821         --         (5)     35,816
     Corporate bonds                    40,833         12         --      40,845
     Commercial paper                   51,875        355        (11)     52,219
                                      --------   --------   --------    --------
                                      $325,742   $  1,166   $   (166)   $326,742
                                      ========   ========   ========    ========

     Differences between cost and market of $1.0 million were credited to a separate component of stockholders' equity called "Accumulated Other Comprehensive Income" as of June 30, 2000.

     Proceeds from sales and maturities of securities available for sale were approximately $160.3 million and $0 for the years ended June 30, 2000 and 1999, respectively. Realized gains and losses on such sales were not significant. At June 30, 2000 and 1999, approximately $139.4 million and $500,000 of securities available for sale with original maturities of 90 days or less were included in cash and cash equivalents.

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

(6)  Inventory Deposit

     Inventory deposit is an advance of $50.0 million made on June 29, 2000 by the Company to one of its contract manufacturers. The advance is non-interest bearing and has no maturity date. The purpose of the advance is to finance the purchase of raw materials for the Company by the contract manufacturer. The advance is expected to be recovered during the 2001 fiscal year through the offset of the advance against purchases of finished goods inventory from the contract manufacturer, beginning April 1, 2001.

(7)  Inventories

     Inventories consisted of the following (in thousands):

                                                           June 30,
                                                    ----------------------
                                                       2000         1999
                                                    ---------     --------
     Raw materials                                   $  5,329     $  2,265
     Finished goods                                    24,430        3,207
                                                     --------     --------
     Total                                           $ 29,759     $  5,472
                                                     ========     ========
(8)   Furniture and Equipment

      Furniture and Equipment consisted of the following (in thousands):

                                                            June 30,
                                                     ----------------------
                                                        2000         1999
                                                     ---------     --------
     Computers                                       $  6,911     $  2,839
     Purchased software                                 7,138          900
     Equipment                                          5,022          593
     Furniture and fixtures                             3,773          148
     Leasehold improvements                             2,903          235
                                                     --------     --------
     Total furniture and equipment                     25,747        4,715
     Less accumulated depreciation and amortization    (4,725)      (2,412)
                                                     --------     --------
     Furniture and equipment, net                    $ 21,022     $  2,303
                                                     ========     ========
(9)  Accrued Liabilities

     Accrued Liabilities consisted of the following (in thousands):

                                                            June 30,
                                                     ----------------------
                                                        2000         1999
                                                     ---------    ---------
     Accrued compensation and benefits               $  8,633     $  1,102
     Accrued sales and marketing expense               14,221          540
     Accrued interest expense                           6,333          291
     Accrued inventory and fixed assets                 7,015            -
     Other                                              5,164          297
                                                     --------     --------
                                                     $ 41,366     $  2,230
                                                     ========     ========

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

(10) Convertible Subordinated Notes and Other Long-term Debt

        On March 7, 2000 the Company issued $400 million of convertible subordinated notes due March 15, 2005. The notes bear interest at an annual rate of 5%. The notes are convertible at any time prior to maturity into shares of the Company's common stock at a conversion price of $181.00 per share. The Company may redeem the notes on or after March 20, 2003 at 101.25% during the period beginning on March 20, 2003 and ending on March 14, 2004, and at 100.00% beginning on March 15, 2004 and thereafter. The notes are unsecured obligations of the Company. Upon a change in control, the noteholders may require the Company to purchase the notes at 100% of the principal amount of the notes plus accrued and unpaid interest. On August 8, 2000, the Company filed a shelf registration statement with the Securities and Exchange Commission with respect to the notes and the common stock issuable upon conversion of the notes pursuant to a registration rights agreement. Issuance costs of $12.6 million, which are included as a deferred charge in other assets, are being amortized to interest expense over the term of the notes. Accrued interest of $6.3 million as of June 30, 2000 is included in accrued liabilities.

        In January 1999, the Company issued subordinated promissory notes with detachable warrants in exchange for $7.0 million in cash. On April 8, 1999, the Company issued a subordinated promissory note with a detachable warrant in exchange for $2.0 million in cash. The notes bore interest at 10% per annum with interest payable quarterly. The subordinated promissory notes were issued with detachable warrants to purchase an aggregate of 3.1 million shares of the Company's redeemable convertible preferred stock at an exercise price of $2.92 per share. In June 1999, the holders of the subordinated promissory notes entered into a note repayment and warrant exercise agreement with the Company which stipulated that immediately prior to the closing of an initial public offering, the aggregate $9.0 million principal amount of the notes would be applied toward the aggregate exercise price of the detachable warrants. Accordingly, immediately prior to the closing of the Company's initial public offering on July 15, 1999, the warrants were exercised to purchase the Company's redeemable convertible preferred stock, which shares of preferred stock automatically converted into shares of common stock upon completion of the initial public offering.

        On June 28, 1999, the Company issued a convertible promissory note in exchange for $5.0 million in cash. The note bore interest at 8.0% per annum. In accordance with the conversion feature of the note, immediately prior to the closing of the Company's initial public offering on July 15, 1999, the note automatically converted into 497,663 shares of preferred stock at a conversion price $10.09 per share, and such shares of preferred stock automatically converted into shares of common stock upon completion of the initial public offering.

(11) Redeemable Convertible Preferred Stock

        On December 17, 1999, the Company issued 6,300 shares of Series A non-voting mandatorily redeemable convertible preferred stock in connection with the Company's acquisition of FlowPoint Corporation from Cabletron Systems, Inc. On April 12, 2000 all of the Series A preferred stock was converted into 6.3 million shares of common stock. On August 1, 2000 the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission to register all of the common stock received by Cabletron in connection with the acquisition of FlowPoint. The Company

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

       and Cabletron entered into an agreement containing standstill provisions, voting provisions, restrictions on transfer, and registration rights.

       The following indicates the series of redeemable convertible preferred stock in existence at June 30, 1999. Series for which preferred stock had been issued and outstanding at June 30, 1999 were stated at the redemption amount; issuance costs were netted against the proceeds and accreted as a charge against additional paid-in capital over the expected life of the related series of preferred stock (all in thousands, except share and per share data):

                                                             Dividend
                                                             Rate Per   June 30,
                                                               Share      1999
                                                             --------   -------
       Series A-7,096,000 shares authorized; 7,000,000
           shares issued and outstanding...................   $ 0.03    $ 3,500
       Series B-522,848 shares authorized, issued and
           outstanding.....................................   $ 0.07        625
       Series C-5,895,832 shares authorized; 5,858,332
           shares issued and outstanding...................   $ 0.07      7,030
       Series D-2,473,644 shares authorized, issued
           and outstanding.................................   $ 0.12      5,000
       Series E-3,091,430 shares authorized, issued
           and outstanding.................................   $ 0.15      7,480
       Series F-2,057,159 shares authorized, issued and
           outstanding in 1998 and 1999....................   $ 0.18      6,007
       Series G-6,000,000 shares authorized; 1,866,800 and
           3,716,800 shares issued and outstanding in 1998
           and 1999........................................   $ 0.18     10,853
       Series H-4,000,000 shares authorized, none issued or
           outstanding.....................................   $ 0.18          -
       Series I-750,000 shares authorized, none issued or
           outstanding.....................................   $ 0.60          -
                                                                        -------
                                                                        $40,495
                                                                        =======

       At June 30, 1999, outstanding preferred stock, which was converted into
       24.7 million shares of common stock upon completion of the Company's initial public offering on July 15, 1999, had voting rights equal to the number of shares of common stock into which the preferred stock was convertible. The preferred stock was convertible at the option of the holder into such number of shares of common stock as is determined by dividing the original issue price of the preferred stock plus all declared but unpaid dividends by the applicable conversion price at the date of conversion. The conversion price per share was the original issue price adjusted for any dilution that would have occurred from future offerings.

       The holders of the redeemable convertible preferred stock were entitled to a liquidation preference equivalent to the original issue price of the respective series of preferred stock plus declared but unpaid dividends. Dividends were not declared and were noncumulative.

       Upon completion of the Company's initial public offering on July 15, 1999, all then outstanding redeemable preferred stock, including those shares outstanding as a result of the conversion of the

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

        10% subordinated promissory notes and the 8% convertible promissory note (see Note 10), was converted into 28.3 million shares of common stock.

(12) Common Stock and Stock Incentive Plans

        On July 20, 1999, the Company adopted a new stock option plan (the "1999 Plan"). The 1999 Plan provides for the granting of stock options and stock purchase rights to employees and consultants. A total of 3,500,000 shares of common stock was initially reserved for issuance plus annual increases equal to the lesser of:

          .    1,000,000 shares;

          .    3% of the outstanding shares on such a date; or

          . a lesser amount determined by the board on the first day of each fiscal year.

        The 1999 Plan may be administered by the Board of Directors or a committee of the board. The board or a committee of the board determines the terms of the options granted, including the exercise price, the number of shares subject to each option, the vesting provisions, the exercisability thereof and the form of consideration payable upon such exercise. The options generally vest ratably over a period of four years from the date of grant. The 1999 Plan provides that in the event of a merger of the Company with or into another corporation, or the sale of substantially all of its assets, each outstanding option or stock purchase right will be assumed or substituted for by the successor corporation. In addition, if the options are not substituted for in the merger, each outstanding option will vest and become exercisable as to all unvested shares and each stock purchase right shall lapse as to all the shares for a period of 15 days after receipt of notice from the Company.

        On November 19, 1999, the Company adopted a nonstatutory stock option plan (the "NSO Plan"), which provides for the grant of nonstatutory stock options to employees and consultants (excluding officers or directors) of the Company. The plan was amended in April and July 2000 to increase the number of shares reserved for issuance thereunder by an aggregate of 2,550,000 from 950,000 to 3,500,000. Unless terminated sooner, the plan will terminate automatically in 2009. A total of 1,500,000 shares of common stock were reserved for issuance under the plan at June 30, 2000.

        The plan may be administered by the board of directors or a committee of the board. The board or a committee of the board has the power to determine the terms of the options, including the exercise price, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon exercise. The options generally vest ratably over a period of four years from the date of grant. The plan provides that in the event of a merger of Efficient with or into another corporation, or a sale of substantially all of our assets, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted, the board or a committee of the board will provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares that would otherwise not be exercisable, for a period of fifteen (15) days from the date of the notice, and the option will terminate upon the expiration of such period.

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

        In 1998, the Company adopted the Directors' Stock Option Plan (the "Directors' Plan") pursuant to which stock options were granted to non-employee members of the Company's Board of Directors. The Directors' Plan authorized grants of options to purchase up to 275,000 shares of common stock.

        Option grants under the Directors' Plan were nondiscretionary and automatic. Non-employee directors serving on the Company's Board of Directors at the date of the adoption of the Directors' Plan were granted options to purchase 50,000 shares on the effective date of the plan. Subsequent non-employee directors were granted an option to purchase 15,000 shares on the date they become a director. After their initial grant, non- employee directors were to be granted an option to purchase 15,000 shares on January 1 of each year provided they had served on the Board for at least six months. With the establishment of the 1999 Plan on July 20, 1999, new option grants are no longer made under the Directors' Plan.

        In 1993, the Company adopted a stock option plan (the "1993 Plan") pursuant to which the Company's Board of Directors granted stock options to officers, directors and key employees. The 1993 Plan authorized grants of options to purchase up to 10,000,000 shares of unissued common stock. The Board of Directors determined the terms of each option, including exercise price (within limits set forth in the plan), number of shares and the rate at which each option was exercisable. The options generally vested ratably over a period of four years from the date of grant. With the establishment of the 1999 Plan on July 20, 1999, new option grants are no longer made under the 1993 Plan.

        At June 30, 2000, there were options to purchase 86,300 shares available for grant under the 1999 Plan. The per share weighted-average fair value of stock options granted during each of the years ended June 30, 2000, 1999 and 1998 was $58.77, $5.17 and $2.60, respectively, on the date of grant as estimated using the minimum value option-pricing model in 1999 and 1998, and the Black-Scholes pricing model in 2000 with the following weighted- average assumptions in all years: expected dividend yield of 0.0%, an expected life of four years, a risk-free interest rate of 6% and a volatility factor of 75% for 2000.

        On July 20, 1999, the Company also adopted an Employee Stock Purchase Plan ("the Purchase Plan"). A total of 200,000 shares of common stock was reserved for issuance under the purchase plan, plus annual increases equal to the lesser of:

          .    100,000 shares;
          .    1% of the outstanding shares on such a date; or
          .    a lesser amount determined by the board on the first day of each fiscal year.

        The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, contains successive six-month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commenced on the first trading day after the effective date of the Company's initial public offering and ended on the last trading day on or before October 31, 1999.

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)


        Generally, employees are eligible to participate if they are employed by the Company or any of its participating subsidiaries for at least 20 hours per week and more than five months in any calendar year.

        Participants may purchase common stock through deductions of up to 10% of the participant's compensation. The maximum number of shares a participant may purchase during a single offering period is 500 shares.

        Amounts deducted and accumulated by the participant will be used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and at the end of each offering period.

        The Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of its assets, outstanding options may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set, which will occur before the proposed sale or merger.

        The Purchase Plan will terminate in 2009. The Board of Directors has the authority to amend or terminate the Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock.

        The Company applies APB Opinion No. 25 in accounting for stock options granted to employees and non-employee directors under its stock option plans. The Company recorded approximately $3.1 million, $13.1 million, and $3.1 million of deferred stock option compensation during each of the years ended June 30, 2000, 1999 and 1998, respectively, as a result of granting stock options with exercise prices below the estimated fair value per share of the Company's common stock at the date of grant. Deferred stock option compensation has been recorded as a component of stockholders' equity and is being amortized as a charge to operations over the vesting period of the applicable options. Amortization of deferred stock option compensation of $4.9 million, $3.1 million, and $1.2 million was recognized in the years ended June 30, 2000, 1999 and 1998, respectively.

        Had the Company determined compensation cost related to stock-based awards to employees (including employee stock options and shares issued under the Purchase Plan, collectively called "Options") based on the estimated fair value of stock options at the grant date in accordance with SFAS No. 123, the Company's net loss would have been increased or decreased, as applicable, to the pro forma amounts indicated below:

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

                                                                      Year Ended June 30,
                                                              -----------------------------------
                                                                2000          1999         1998
                                                              ---------    --------      --------
       Net loss:

         As reported                                          $(130,531)  $ (26,421)    $  (8,538)
         Pro forma                                            $(154,944)  $ (26,639)    $  (8,934)
       Basic and diluted net loss per share of common stock:
         As reported                                          $   (2.90)  $   (4.23)    $   (1.50)
         Pro forma                                            $   (3.44)  $   (4.20)    $   (1.57)

        Pro forma net loss reflects only stock options granted after June 30, 1995. Therefore, the full impact of calculating compensation cost for Options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the Options' vesting periods of four years and compensation expense pertaining to Options granted in prior periods is not considered.

        Stock option activity for both the 1999 Plan and the 1993 Plan during the periods indicated is as follows:

                                                                               Weighted
                                                               Number of       Average
                                                                 Shares     Exercise Price
                                                              ----------    --------------
             Balance at June 30, 1997                          3,596,000           0.19
               Granted                                         1,631,000           0.58
               Exercised                                        (448,125)          0.12
               Forfeited                                        (344,458)          0.22
                                                              ----------
             Balance at June 30, 1998                          4,434,417           0.46
               Granted                                         2,638,500           2.88
               Exercised                                        (745,257)          2.24
               Forfeited                                        (195,666)          1.01
                                                              ----------
             Balance at June 30, 1999                          6,131,994           1.39
               Granted                                         6,741,700          58.77
               Exercised                                      (1,593,268)          0.61
               Forfeited                                        (883,622)         15.71
                                                              ----------
             Balance at June 30, 2000                         10,396,804          36.68
                                                              ==========

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

       The following presents certain information about outstanding stock options at June 30, 2000:

                                              Options Outstanding               Options Exercisable
                                      -------------------------------------    ---------------------
                                                                Weighted                    Weighted
                                                                 Average                     average
                                       Number of   Exercise    contractual     Number of    Exercise
          Range of exercise price       options      price        life          Options       Price
          -----------------------     ----------   --------    ------------    ---------    --------
              $0.05-0.60               2,282,424   $   0.40      6.9 years     1,505,002     $  0.35
              $1.50-2.50               2,049,860   $   2.24      8.5 years       664,500     $  2.20
              $7.50-11.00                236,820   $  10.13      8.9 years         8,514     $  7.50
              $38.44-69.75             4,136,500   $  54.34      9.5 years             -           -
              $70.75-98.38             1,105,200   $  73.42      9.5 years             -           -
              $105.00-115.25             337,500   $ 108.91      9.8 years             -           -
              $121.25-174.50             248,500   $ 147.29      9.7 years                         -
                                      ----------                               ---------
                                      10,396,804                               2,178,016
                                      ==========                               =========

       At June 30, 2000, 1999 and 1998, the number of options exercisable was 2,178,016, 2,117,604, and 1,625,531, respectively, and the weighted-
       average exercise price of those options was $0.94, $0.33, and $0.21, respectively.

       In May 1999, the Company effected the issuance of 150,000 shares of common stock to a board member-elect, in exchange for a $1.6 million, 6% demand note payable. The demand note was repaid with interest in July 1999.

(13)  Research and Development Arrangements

       In October 1997, the Company entered into a development and license agreement with a customer who owned preferred stock of the Company. The agreement obligated the Company to develop a product that meets mutually agreed upon specifications in exchange for $850,000. The Company has fulfilled its development obligations and the proceeds under the arrangement were offset against research and development expense during the year ended June 30, 1998.

       In November 1997, the Company entered into a development and marketing agreement with a customer. The agreement obligated the Company to develop a product in accordance with certain specifications and to provide 114,068 shares of the Company's common stock for an aggregate purchase price of $300,000. The common stock issuance was recorded at estimated fair value of $300,000. The Company has fulfilled its development obligations.

(14) Lease Commitments

       The Company leases certain property and equipment under capital leases, and certain other facilities and equipment is leased under noncancelable operating leases which expire at various dates.

       Rent expense on operating leases for the years ended June 30, 2000, 1999, and 1998 was approximately $2.1 million, $594,000, and $399,000, respectively. During the year ended June 30, 2000, the Company entered into capital leases for furniture for its new headquarters and certain other

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

       manufacturing equipment. Future minimum lease payments under noncancelable operating leases and the present value of future minimum lease payments as of June 30, 2000 are:

                                                               Capital      Operating
                                                               Leases         Leases
                                                               ------         ------
        Years ended June 30:
             2001                                              $ 1,073        $ 4,349
             2002                                                1,065          3,999
             2003                                                1,065          3,920
             2004                                                  276          3,966
             2005                                                    7          4,105
             Thereafter                                              -         14,286
                                                               -------        -------
                                                                 3,486        $34,625
                                                                              =======
             Less: amount representing interest                   (679)
                                                               -------
             Present value of minimum lease payments           $ 2,807
                                                                ======

        The Company leases certain equipment and office furniture under capital lease arrangements. At June 30, 2000 and 1999, the cost of assets acquired under such leases was approximately $3,419,000 and $0, and related accumulated amortization was approximately $170,000 and $0, respectively. Amortization of assets acquired under capital leases is included in depreciation expense.

(15)  Income Taxes

        The Company has not recognized any tax benefits for its net operating loss carryforwards.

        Net deferred tax assets as of June 30, 2000 and 1999 are as follows (in thousands):

                                                               2000      1999
        Deferred tax assets:                                 --------  --------
         Operating loss carry forwards.....................  $ 27,748  $ 17,275
         Receivables and inventory reserves................       589       136
         Accrued liabilities...............................        68       233
                                                             --------  --------
           Deferred tax assets.............................    28,405    17,644
           Valuation allowance.............................   (27,563)  (17,444)
                                                             --------  --------
                                                                  842       200
        Deferred tax liability - furniture and equipment...      (842)     (200)
                                                             --------  --------
              Net deferred tax assets......................  $      -  $      -
                                                             ========  ========

        The net change in the valuation allowance for the years ended June 30, 2000 and 1999 was $10,119,000 and $8,133,000 respectively.

        As of June 30, 2000, the Company has net operating loss carryforwards of approximately $79.3 million which begin to expire in 2008. The Company believes that as a result of the Company's initial public offering in July 1999, and the resulting conversion of outstanding redeemable preferred stock into common stock, the Company has undergone an ownership change within the meaning of Section 382 of the Internal Revenue Code (IRC). As a result, the Company's ability to utilize its

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

        operating loss carryforwards incurred prior to the ownership change are limited on an annual basis to an amount equal to the value of the Company, as defined by the IRC, as of the date of change of ownership, multiplied by the long-term tax exempt bond rate of 4.98%.

        MMD was incorporated as an S Corporation. The tax consequences of all profits and losses through June 30, 2000 were the responsibility of the shareholders of MMD. Accordingly, the Company has not provided for federal income taxes for MMD operations in the accompanying consolidated financial statements. Effective September 27, 2000, MMD converted to a C Corporation and the tax consequences subsequent to September 27, 2000 are the responsibility of the Company. Upon conversion to a C Corporation, there were no significant differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

(16)  Statements of Cash Flows

        The Company paid cash interest of approximately $2.0 million, $0 and $4,000 during the fiscal years ended June 30, 2000, 1999, and 1998, respectively. No income taxes were paid during the years ended June 30, 2000, 1999, and 1998. Non-cash financing transactions during the fiscal year ended June 30, 2000 included new capital lease obligations of $3.4 million, the exchange of promissory notes of $13.4 million and related accrued interest for $14.0 million of redeemable convertible preferred stock, and the exchange of redeemable convertible preferred stock of $486.1 million for 34.6 million shares of common stock during the year ended June 30, 2000. In connection with the acquisition of FlowPoint, the Company exchanged 7.2 million shares of common stock and 6,300 shares of redeemable convertible preferred stock with an aggregate value of $924.8 million, which was subsequently converted into 6.3 million shares of the Company's common stock, for the assets and liabilities of FlowPoint. In connection with the acquisition of Network TeleSystems, Inc., the Company exchanged 400,000 shares of common stock with an aggregate value of $18.4 million for all of the then outstanding common stock of Network TeleSystems, Inc. Non-cash financing transactions during the fiscal years ended June 30, 1999 and 1998 were $0 and approximately $1.0 million, respectively, in connection with the exchange of promissory notes and related interest for redeemable convertible preferred stock.

(17)  Segment Information and Concentration of Credit Risk

        The Company operates in one reportable segment as it has one family of DSL and software related products and markets its products to network equipment vendors and DSL service providers. In fiscal 1998, the Company also developed and marketed asynchronous transfer mode ("ATM") network products which are no longer actively marketed by the Company. In May 2000 the Company acquired Network TeleSystems, Inc., which develops and markets client services software. For management purposes, the Company does not disaggregate financial information by product or geographically, other than export sales by region and sales by product. Substantially all of the Company's assets are located within the United States. The Company does not account for, and does not report to management, its assets or capital expenditures by revenue source. All of the Company's products are produced in the United States. The Company grants credit to customers located in several geographical regions in North America, Europe and the Pacific Rim.

        The following represents sales to customers in each of those geographical regions as a percentage of total revenues, and revenues and gross margins by product line for the years ended June 30, 2000, 1999 and 1998:

                           EFFICIENT NETWORKS, INC.
                  Notes to Consolidated Financial Statements
                   June 30, 2000, 1999 and 1998 (continued)

                      Geographic Region                     2000             1999         1998
        --------------------------------------------     ---------        ----------    -------
        United States...............................          79%              67%          77%
        Europe......................................           6%              10%          17%
        Pacific Rim:
          Korea.....................................          11%              14%           1%
          Other.....................................           4%               9%           5%

                 Product line (in thousands)                2000             1999         1998
        --------------------------------------------     ----------       ----------    -------
        DSL and software related revenues...........     $  205,930       $   16,957    $ 4,278
        DSL and software related gross margin.......     $   49,726       $    3,580    $ 4,175

        ATM LAN revenues............................     $    1,018       $    1,913    $ 3,286
        ATM LAN gross margin........................     $      518       $      946    $ 1,229

        For the year ended June 30, 2000, revenues from individual customers amounted to 32%, 19%, and 10% of total revenues, and accounts receivable related to these customers at June 30, 2000 was approximately $28.9 million, $18.8 million, and $16.6 million, respectively. For the year ended June 30, 1999, revenues from individual customers amounted to 23%, 21% and 14% of total revenues, and accounts receivable related to these customers at June 30, 1999 was approximately $2.8 million, $385,000 and $2.6 million, respectively. For the year ended June 30, 1998, revenues from an individual customer amounted to 55.4% of total revenues. During the year ended June 30, 2000, the Company had revenues of $11.6 million and a receivable balance at June 30, 2000 of $5.8 million from Cabletron Systems, Inc., a significant stockholder. The Company performs ongoing evaluations of its customers' financial conditions and generally does not require collateral.

                   Independent Auditors' Report on Schedule

The Board of Directors
Efficient Networks, Inc.:

     Under date of November 9, 2000, we reported on the consolidated balance sheets of Efficient Networks, Inc. and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2000. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                                  KPMG LLP

Dallas, Texas
November 9, 2000

                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
                                (in thousands)

                                                      Additions   Additions
                                       Balance at    charged to   charged to               Balance at
                                        Beginning     costs and     other                    end of
Description                             of period     expenses     accounts    Deductions    period
                                        ---------    ----------   ---------    ----------  ----------
FOR THE YEAR ENDED JUNE 30, 2000
Allowances Deducted from Assets
  Accounts receivable..............      $  120           921          780         (134)     $1,687
  Inventories......................         280           362          425           (2)      1,065
                                         ------        ------       ------       ------      ------
   Total Allowances Deducted from
      Assets.......................      $  400         1,283        1,205         (136)     $2,752
                                         ======        ======       ======       ======      ======

FOR THE YEAR ENDED JUNE 30, 1999
Allowances Deducted from Assets
  Accounts receivable..............      $   15           105            -            -      $  120
  Inventories......................         150           130            -            -         280
                                         ------        ------       ------       ------      ------
   Total Allowances Deducted from
      Assets.......................      $  165           235                         -      $  400
                                         ======        ======       ======       ======      ======

FOR THE YEAR ENDED JUNE 30, 1998
Allowances Deducted from Assets
  Accounts receivable..............      $   25            11            -          (21)     $   15
  Inventories......................          57           124            -          (31)        150
                                         ------        ------       ------       ------      ------
   Total Allowances Deducted from
      Assets.......................      $   82           135            -          (52)     $  165
                                         ======        ======       ======       ======      ======